Exhibit 99.1

Seven Stars Cloud Reports Q2 2017 Results

•    Top line Q2 2017 revenue of $43 Million USD (28x Q2 2016)

•    YTD 2017 revenue of $76 Million (27x YTD 2016)

•    Company reiterates FY revenue guidance of $300 Million USD

•    Company announces 2 new Joint Ventures

•    Investor Update Call Today at 4:15 p.m. ET

New York, NY, August 14, 2017 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company”), announced today its Q2 2017 operating results for the period ending June 30, 2017 (a full copy of the Company’s quarterly report on Form 10-Q will also be posted at www.sec.gov).

Conference Call: CEO Bing Yang, Chairman Bruno Wu and CFO Simon Wang will host a conference call at 4:15 p.m. ET today.

To join the webcast, please visit the ‘Webcasts and Events’ section of the SSC corporate website (http://corporate.sevenstarscloud.com/), or call the toll-free dial-in number: 877-407-3107; International callers should dial: 201-493-6796.

SSC Q2 2017 OPERATING RESULTS

Revenue for Q2 was $43.3 million as compared to $1.5 million for the same period in 2016, an increase of approximately $41.8 million, or 28x over the same period last year and up 31% over Q1 2017. The increase was mainly due to SSC’s new business line acquired in January 2017. This was partially offset by a decrease of SSC’s legacy YOD business in the amount of $1.5 million, as the legacy YOD business shifts to a new exclusive distribution agreement with Zhejiang Yanhua, which was announced in Q4 2016. As revenue generated by Yanhua was not yet over the revenue sharing threshold, no additional revenue was recorded in Q2.

Cost of revenue was approximately $43.3 million in Q2, as compared to $0.8 million for the same period in 2016, which is in line with revenue growth. The Wecast Services business, which currently is engaged mostly in lower margin electronics e-commerce and supply chain management, is still in its relative infancy and its business service offerings, as well as profit-sharing arrangements with a growing range of suppliers, are currently in transition and/or being renegotiated.

Selling, general and administrative expense or SG&A for Q2, was $2.9 million as compared to $1.8 million for the same period in 2016, an increase of approximately $1.1 million or 59%. The increase was primarily attributed to the recent business transformation and headcount expansion during the first and second quarter as well as an increase in share-based compensation due to recently vested restricted share units granted to SSC’s management team.

In Q2 2017, the Company terminated one of its office leases in Shanghai, which resulted in an approximate $0.5 million impairment of leasehold improvements. In addition, there was an approximate $0.2 million increase in D&O insurance expenses.

Professional fees for Q2 were $0.7 million as compared to $0.3 million for the same period in 2016, an increase of approximately $0.4 million. This increase was mainly due to audit and valuation fees that were incurred in Q2 for additional services rendered in relation to our January acquisitions.

Loss per share for Q2 was $0.06 as compared to loss per share of $0.05 for the same period in 2016. Net loss for Q2 2017 was $3.7 million compared to a net loss of $1.6 million in the same period in 2016.

On June 30, 2017, the Company entered into a Securities Purchase Agreement (“SPA”) with BT Capital Global Limited, pursuant to which the issued and outstanding stock that SSC holds in three separate non-core assets were sold to BT in exchange for guaranteed RMB100 million (approximately $14.75 million at current exchange rate) in a combination of cash and publicly traded stock to be paid to SSC within one year of closing. Since the consideration was agreed to be paid in one year and the required legal transfer process of Nanjing Tops Game was not completed, there is accounting-level uncertainty regarding collectability as of June 30, 2017 (close of Q2). Therefore the difference between proceeds scheduled to be received and the carrying amount of the 13% equity interest in Nanjing Tops Game and the 25% share capital investment in Pantaflix JV cannot be recognized in the current income statement until either the one year date of collectability is shortened or the consideration is paid.

As a note, if the SPA had been fully recognized in Q2 there would have been an approximate $11.5 million realized gain on the disposal of long-term investment and therefore positive net income and earnings.

Chairman Bruno Wu stated, “In Q2, Seven Stars Cloud kept its focus and executed on its key priority: its continued, and what we are forecasting to be a sustainable and upward trend, in revenues. While the transformation of the business, investment in VPaaS and some restructuring costs prevented profitability in Q2, we expect further strong growth over the next six months and I am confident in saying we can reiterate our previously stated guidance of $300 million top line revenue in 2017. Our confidence in this 2017 projection is based on the following strengths: first, our redefining intelligent industrial internet VPaaS platform; second, our innovation, joint venture and deal making capacity; third, a growing market presence; fourth, an even greater operational efficiency; fifth, our cooperation with government and industry associations; and sixth, and especially, our high-quality and highly incentivized and goal aligned employees.”

CEO Bing Yang stated, “Today we announced two more joint venture partnerships with entities that will integrate and gradually move certain parts of their operations towards SSC’s VPaaS in early 2018. The first is with Ocasia Group Holdings, which is engaged in a broad range of activities including the trading of physical crude oil, fuel oil and refined oil products as well as oil storage facilities. Ocasia is a purchasing agent for major energy companies including Petro China and China Petroleum & Chemical Corporation (Sinopec).

The second is with Beijing Urban Construction Holding Materials Industry Co. a large international construction group engaged in General Contracting, Real Estate Development and Design & real estate consultancy. Beijing Urban Construction has constructed many national and provincial key projects in China including the National Stadium, the National Theater for the Performing Arts, the National

Museum, the National Indoor Stadium, the Olympic Basketball Stadium, the Olympic Village and Terminal 3 of Beijing Capital International Airport.

Both businesses do billions of US dollars a year in purchasing and procurement turnover and both are examples of the businesses that SSC will be partnering with in the future.”

About Seven Stars Cloud, Inc. (http://corporate.sevenstarscloud.com/)

Seven Stars Cloud Group, Inc. (NASDAQ: SSC) is aiming to be a leading Intelligent Industrial internet solution provider for commercial enterprises. With a focus on ‘BASE’ technology and infrastructure (Blockchain, Artificial Intelligence, Supply Chain & Exchanges) to power our VPaaS (Virtual Platform as a Service), SSC is creating a closed trade ecosystem for buyers and sellers designed to eliminate supply chain and transactional middlemen and create a more direct and margin-expanding trading path for principals. SSC is applying BASE + VPaaS to focus on 3 Core Cloud Areas: I. Intellectual Property Cloud; II. Product Sales Cloud; III. Financial Services Cloud. With the three clouds functioning both independently and interdependently, SSC is creating a vertical, transactional and flexible platform for today’s global enterprises.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

VP, Strategy & Investor Relations

Seven Stars Cloud Group, Inc.

212-206-1216

Seven Stars Cloud Group, Inc., Its Subsidiaries and Variable Interest Entities
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016

Revenue	$43,324,439	$1,480,464	$76,488,790	$2,750,190
Cost of revenue	43,272,723	800,399	72,615,102	1,716,179
Gross profit	51,716	680,065	3,873,688	1,034,011

Operating expenses:
Selling, general and administrative expense	2,875,440	1,808,906	4,140,612	3,973,959
Professional fees	747,418	270,491	1,014,551	637,937
Depreciation and amortization	60,942	123,343	257,153	220,806
Impairment of other intangible assets	63,621	-	63,621	-
Total operating expense	3,747,421	2,202,740	5,475,937	4,832,702

Loss from operations	(3,695,705)	(1,522,675)	(1,602,249)	(3,798,691)

Interest and other income (expense)
Interest expense, net	(3,696)	(166,710)	(45,253)	(200,183)
Change in fair value of warrant liabilities	26,117	106,583	(243,999)	143,606
Equity in loss of equity method investees	(33,090)	(27,001)	(76,836)	(37,349)
Other	(11,072)	(5,258)	(110,642)	(5,096)
Loss before income taxes	(3,717,446)	(1,615,061)	(2,078,979)	(3,897,713)

Income tax benefit	-	8,612	-	17,224

Net loss	(3,717,446)	(1,606,449)	(2,078,979)	(3,880,489)

Net loss attributable to non-controlling interest	57,221	18,360	631,633	155,929

Net loss attributable to Seven Stars Cloud shareholders	$(3,660,225)	$(1,588,089)	$(1,447,346)	$(3,724,560)

Basic loss per share	$(0.06)	$(0.05)	$(0.02)	$(0.14)
Diluted loss per share	$(0.06)	$(0.05)	$(0.02)	$(0.14)

Weighted average shares outstanding:
Basic	61,180,365	29,197,899	58,297,202	26,815,888
Diluted	61,180,365	29,197,899	58,297,202	26,815,888